Exhibit 10.22

COLLATERAL PROTECTION AGREEMENT

This Collateral Protection Agreement (“Agreement”) is entered into as of October 13, 2006, by and between JD Design, LLC, a California limited liability company (“JD Design”), and Innovo Group, Inc., a Delaware corporation (collectively, with its subsidiary Joe’s Jeans, Inc., “Innovo”).

W I T N E S S E T H:

WHEREAS, Innovo and the CIT Group/Commercial Services, Inc. (“CIT”) are parties to certain factoring and/or financing arrangements, all as further set forth in the Factoring Agreement and Inventory Security Documents dated June 1, 2001, and August 20, 2002, respectively, by and between CIT and Innovo, as the same may be amended from time to time (the “Innovo/CIT Loan Documents”);

WHEREAS, Innovo has requested that CIT advance additional amounts under the Innovo/CIT Loan Documents;

WHEREAS, CIT has agreed to advance additional amounts under the Innovo/CIT Loan Documents provided it receives both a guarantee of payment from JD Design for Innovo’s obligations to CIT (the “Guaranty”) and the pledge of certain intellectual property collateral (the “Intellectual Property Collateral”) by JD Design to CIT pursuant to that certain grant of security interest in patents, trademarks and licenses (the “Trademark Security Agreement”);

WHEREAS, JD Design has agreed to provide the Guaranty and to pledge the Intellectual Property Collateral pursuant to the Trademark Security Agreement as an accommodation to Innovo and in contemplation of future transactions; and

WHEREAS, Innovo and JD Design desire to enter into this agreement to provide protection to JD Design in the event the Guaranty is called upon or CIT enforces its security interest in the Intellectual Property Collateral pursuant to the terms of the Trademark Security Agreement.

NOW THEREFORE, FOR AND IN CONSIDERATION of the mutual promises, covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
TERMS

1.1                               The Loan.  Subject to the terms and conditions set forth in the Innovo/CIT Loan Documents, CIT has agreed to loan to Innovo, and Innovo has agreed to borrow from CIT, an additional amount up to two million dollars ($2,000,000) (the “Additional Advance”).

1.2                               JD Design Collateral.  JD Design has agreed to provide the Guaranty (non-recourse) and to pledge the Intellectual Property Collateral, which is more particularly described in paragraph 2 of the Trademark Security Agreement, pursuant to the terms of the Trademark Security Agreement (the Guaranty and Trademark Security Agreement may be collectively referred to hereinafter as  the “CIT Collateral Documents”).

1.3                               Collateral Protection by Innovo to JD Design.  In exchange for JD Design providing the Guaranty and pledging the Intellectual Property Collateral, Innovo shall reserve an appropriate number of shares of its common stock, which shall be calculated pursuant to the formula prescribed in Paragraph 1.4 below, which Innovo shall issue to JD Design in the event of the following:

A.                                   A default by Innovo to CIT under the Innovo/CIT Loan Documents, which default remains uncured after thirty (30) days from notice by CIT to Innovo;

B.                                     Demand is made to JD Design by CIT under the Guaranty and such demand is not withdrawn within ten (10) days of the date of receipt of such demand by JD Design;

C.                                     The commencement of any action by CIT to enforce its security interest in the Intellectual Property Collateral under the Trademark Security Agreement;

D.                                    Any representation or warranty made by Innovo (or any of its officers or partners) under or in connection with this Agreement shall prove to have been false, misleading, erroneous or incorrect in any material respect when made;

E.                                      Innovo shall fail to perform or observe any term, covenant or undertaking contained in this Agreement.

1.4                               Formula for Calculating Number of Shares Reserved; Conditional Issuance.  Innovo shall reserve a number of shares of its common stock, a portion (or all, as the case may be) of which it shall cause to be issued in the event one of the events described in Section 1.3 occur.  The maximum number of reserved shares shall be 6,834,347, which represents 19.9% of Innovo’s total shares outstanding on the date of execution of this Agreement (the “Default Reserve”).

In the event default occurs pursuant to Section 1.3, Innovo shall issue a portion (or all) of the Default Reserve to JD Design, as consideration for JD Design satisfying its obligations under the Guaranty and, correspondingly, in satisfaction of Innovo’s obligation of contribution (if applicable) to JD Design.  The number of shares of Innovo common stock, which it shall cause to be issued, shall be determined by the application of a fraction, the numerator of which shall be the amount owed by Innovo to CIT under the Innovo/CIT Loan Documents (not to exceed two million (2,000,000)) and the denominator of which shall be the greater of (i) $0.01 or (ii) closing stock price of Innovo as reported by the NASDAQ Stock Market, Inc., on the date upon which JD Design fulfills its obligations under the Guaranty to CIT (the “Default Shares”).  In no event shall the Default Shares issued exceed the Default Reserve.

In the event the market value of the Default Shares does not satisfy any common law contribution obligation Innovo owes to JD Design, the issuance of such shares shall in no way affect or result in the waiver of JD Design’s ability to seek contribution from Innovo for the entire amount.

1.5                               Additional Distributions to JD Design.

A.                                   If, on that date which is six (6) months after the date of the execution of the CIT Collateral Documents, Innovo has not obtained the agreement of CIT to terminate the CIT Collateral Documents and release JD Design from its obligations thereunder (and release the Intellectual Property Collateral), Innovo shall cause to be issued to JD Design two hundred thousand (200,000) shares of its common stock as additional consideration to JD Design for its continued provision of the Guaranty and pledge of the Intellectual Property Collateral.  In the event that the additional two hundred thousand (200,000) shares of common stock are issued to JD Design, JD Design shall still be entitled to the Default Shares to the extent that there is a default under Section 1.3 hereof and the CIT Collateral Documents remain effective. The Default Reserve shall then be reduced by 200,000 in the event of the issuance of the shares under this Section 1.5(A).

B.                                     If, on that date which is eighteen (18) months after the date of the execution of the CIT Collateral Documents, Innovo still has not obtained the agreement of CIT to terminate the CIT Collateral Documents and release JD Design from its obligations thereunder (and release the Intellectual Property Collateral), then Innovo shall pay to JD Design on that date, and on the last day of each subsequent calendar quarter, a cash payment of twenty-five thousand dollars ($25,000) for each quarterly period that the CIT Collateral Documents remain in effect.  In the event that this twenty-five thousand dollar ($25,000) payment is paid to JD Design, JD Design shall still be entitled to the Default Shares to the extent that there is a default under Section 1.3 hereof and the CIT Collateral Documents remain effective.

1.6                               Registration Rights.  Innovo agrees any shares issued pursuant to this Agreement shall be “Registrable Securities” under a Registration Rights Agreement (the “Registration Rights Agreement”) to be entered into between Innovo and JD Design in the event of issuance, a form of which is attached hereto and incorporated herein by reference as Exhibit A.  Innovo shall pay all expenses associated with such registration.  Further, Innovo agrees that it will use its best efforts file a resale registration statement with the Securities and Exchange Commission on an applicable form simultaneously with the issuance of the shares.

ARTICLE 2
CONDITION PRECEDENT

2.1                               Condition Precedent to the Reservation of Shares of Common Stock of Innovo.  The obligation of Innovo to reserve the shares of common stock pursuant to Paragraph 1.4 hereof is subject to the conditions precedent that (a) JD Design enter into the CIT Collateral Documents, and (b) CIT makes the Additional Advance.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of Innovo.  Innovo represents and warrants as follows:

A.                                   Due Incorporation.  Innovo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

B.                                     Authorities; No Default.  The execution, delivery and performance by Innovo under this Agreement is within Innovo’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) Innovo’s Charter or By-Laws, or other governing documents, or (ii) any law or any contractual restriction binding on or affecting Innovo.  Innovo is not in default under any of the Innovo/CIT Loan Documents.

C.                                     Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by Innovo of this Agreement.

D.                                    Enforceability.  This Agreement is, and each of the Innovo/CIT Loan Documents, constitutes a legal, valid and binding obligation of Innovo, enforceable against Innovo in accordance with their respective terms.

E.                                      Litigation.  There is no pending or threatened action or proceeding affecting Innovo before any Court, governmental agency or arbitrator, which may materially adversely affect the financial condition, results of operations, properties, business or prospects of Innovo.

3.2                               Representations and Warranties of JD Design.  JD Design represents and warrants as follows:

A.                                   Due Incorporation.  JD Design is a California limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

B.                                     Authorities.  The execution, delivery and performance by JD Design under this Agreement is within JD Design’s organization powers, have been duly authorized by all necessary organizational action, do not contravene (i) JD Design’s Certificate of Formation or Operating Agreement, or other governing documents, or (ii) any law or any contractual restriction binding on or affecting JD Design.

C.                                     Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by JD Design of this Agreement.

D.                                    Enforceability.  This Agreement is, and each of the CIT Loan Documents, constitutes a legal, valid and binding obligation of JD Design, enforceable against JD Design in accordance with their respective terms.

E.                                      Litigation.  There is no pending or threatened action or proceeding affecting JD Design or the Intellectual Property Collateral before any Court, governmental agency or arbitrator, which may materially adversely affect the financial condition, results of operations, properties, business or prospects of JD Design.

F.                                      Collateral.  JD Design lawfully possesses and owns the Intellectual Property Collateral and that except for the security interest granted in the Trademark Security Agreement, the Intellectual Property collateral will be kept free from all liens, security interests, claims and encumbrances whatsoever; that JD Design has not made or given any prior assignment, transfer or security interest in the Intellectual Property Collateral or any of the proceeds thereof; that the Intellectual Property Collateral is and will continue to be, in all respects, in full force and effect; and that there are no known infringements of the Intellectual Property Collateral.

ARTICLE 4
COVENANTS OF THE PARTIES

4.1                               Affirmative Covenants of JD Design.  JD Design covenants and agrees that, so long as any amount is owed under the Innovo/CIT Loan Documents, JD Design will, unless Innovo shall otherwise consent in writing:

A.                                   Compliance with laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, the obligations contained in the CIT Collateral Documents and governmental rules and regulations related to the Intellectual Property Collateral, except to the extent contested in good faith and by appropriate proceedings.

B.                                     Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate existence and rights (charter and statutory).

C.                                     Further Assurances.  Execute and deliver, promptly and at its expense, all further instruments and documents, and take all further action as may be necessary or desirable, or that CIT may reasonably request, in order to perfect and protect any security interest or lien granted or purported to be granted under the CIT Collateral Document.

4.2                               Negative Covenants of JD Design.  JD Design covenants and agrees that, so long as any amount is owed under the Innovo/CIT Loan Documents, JD Design will not, without the prior written consent of Innovo:

A.                                   Liens., etc.  Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to the Intellectual Property Collateral, except for liens or security interests created under or permitted by the terms of the CIT Collateral Documents.

B.                                     Membership Interests.  Make or cause or permit the change, sale, transfer, assignment or other disposition of the majority of the membership interest of JD Design.

C.                                     Executive Management.  Make or cause or permit the change of the executive management of JD Design.

4.3                               Affirmative Covenants of Innovo.  Innovo covenants and agrees that, so long as any amount is owed under the Innovo/CIT Loan Documents, Innovo will, unless it obtains JD Design’s consent in writing:

A.                                   Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, the Innovo/CIT Loan Documents, except to the extent contested in good faith and by appropriate proceedings.

B.                                     Records, Etc.  Keep proper books of record and account, and permit JD Design and its agents or representatives, during normal business hours, from time to time, to inspect and review such records and to make extracts therefrom or copies thereof, including any contracts entered into with suppliers.  Further, Innovo will inform JD Design of any conversations, whether formal or informal, that Innovo may have with CIT concerning its financial position and the potential for a default under the Innovo/CIT Loan Documents.  Innovo will promptly send copies of any written amendments made to the Innovo/CIT Loan Documents to JD Design.

C.                                     Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate existence and rights (charter and statutory).

4.4                               Negative Covenants of Innovo.  Innovo covenants and agrees that, so long as any amount is owed under the Innovo/CIT Loan Documents, Innovo will not, without the prior written consent of JD Design:

A.                                   Liens, Etc.  Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any collateral that is covered by the Innovo/CIT Loan Documents, except for liens or security interests created under or permitted by the terms of the Innovo/CIT Loan Documents.

B.                                     Stock Ownership.  Make or cause or permit the change, sale, transfer, or other disposition of a portion of the common stock of Innovo, such that it will be unable to issue the Default Shares in the event of a default pursuant to Paragraph 1.3.

ARTICLE 5
MISCELLANEOUS

5.1                               Amendments, Etc.  No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Innovo and JD Design and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

5.2                               No Waiver; Remedies.  No failure on the part of JD Design to exercise, and no delay in exercising, any right hereunder or under any other agreement with Innovo shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any other agreement with Innovo preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided hereunder are cumulative and not exclusive of any remedies provided by law.

5.3                               Costs, Expenses.

A.                                   Each party shall bear its own costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement; and

B.                                     Innovo agrees to pay on demand to JD Design all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement or the CIT Collateral Documents, including, without limitation, costs and expenses sustained as a result of a default by Innovo in the performance of its obligations contained in this Agreement or the CIT Collateral Documents, including, without limitation, collection fees or other fees that JD Design may be required to pay to CIT under the CIT Collateral Documents.

5.4                               Binding Effects; Governing Law.  This Agreement shall be binding upon and inure to the benefit of Innovo and JD Design and their respective successors and assigns, except that Innovo shall not have the right to assign its rights hereunder or any interests herein without the prior written consent of JD Design.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to its conflicts of laws or rules.

5.5                               Execution and Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first set forth above.

INNOVO GROUP, INC.

By:	/s/ Marc Crossman
Its:	President and CEO

JD DESIGN, LLC

By:	/s/ Joe Dahan
Its:	Member Manager